   As filed with the Securities and Exchange Commission on October 1, 1999
                                                    Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                         INSIGNIA FINANCIAL GROUP, INC.
                       (f/k/a Insignia/ESG Holdings, Inc.)
             (Exact name of registrant as specified in its charter)

         Delaware                                56-2084290
         (State or other jurisdiction of         (I.R.S. Employer Identification
         incorporation or organization)          Number)

                                 200 Park Avenue
                            New York, New York 10166
               (Address of principal executive offices) (Zip Code)

                      Non-Qualified Stock Option Agreements
                            (Full title of the Plan)

                              Adam B. Gilbert, Esq.
                          General Counsel and Secretary
                         Insignia Financial Group, Inc.
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 984-8000
                      (Name, address and telephone number,
                   including area code, of agent for service)
              -----------------------------------------------------
                                   Copies to:
                             Arnold S. Jacobs, Esq.
                               Proskauer Rose LLP
                                  1585 Broadway
                            New York, New York 10036
              -----------------------------------------------------
                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
Title of securities to     Amount to        Proposed maximum    Proposed maximum
Amount of
be registered              be registered    offering price      aggregate offering price     registration
                                            per share                                        fee
------------------------------------------------------------------------------------------------------------
Common Stock,              105,686 shares   $3.85(1)            $406,509(1)                   $1,130
par value $.01 per share
---------------------

(1) Solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1). The Options pursuant to which the shares may be issued have varying exercise prices ranging from $0.05 to $4.50 per share, with a weighted average exercise price of $3.85 per share.



                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         Item 3. Incorporation of Documents By Reference.

         Insignia Financial Group, Inc., formerly known as Insignia/ESG Holdings, Inc. (the "Corporation"), incorporates by reference herein the following documents filed by it with the Securities and Exchange Commission (File No. 1-14373) pursuant to the Securities Exchange Act of 1934, as amended:

         1. The Corporation's Annual Report on Form 10-K for the year ended December 31, 1998;

         2. Amendment No. 1 to the Corporation's Annual Report on Form 10-K for the year ended December 31, 1998 filed April 30, 1999;

         3. The Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999; and

         4. The Corporation's Current Reports on Form 8-K dated March 5, 1999 (as amended by Amendment No. 1 thereto filed May 19, 1999), May 28, 1999 and June 23, 1999 (as amended by Amendment No. 1 thereto filed August 31, 1999).

         5. The description of the Corporation's capital stock contained in its Registration Statement on Form 10/A filed August 7, 1998, including any amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this Registration Statement.

         Item 4. Description of Securities.
         ------  -------------------------

         Not applicable.

         Item 5. Interest of Named Experts and Counsel.
         ------  -------------------------------------

         Not applicable.

         Item 6. Indemnification of Directors and Officers.
         ------  -----------------------------------------

         The Corporation is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Article Tenth of the Certificate of Incorporation of the Corporation provides for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, and the Corporation has entered into agreements with all its executive officers and directors with respect to such indemnification. Reference is made to the Certificate of Incorporation of the Corporation and such agreements, incorporated by reference to Exhibits 3.1 and 10.18, respectively, to the Corporation's Registration Statement on Form 10.

         The indemnification agreements entered into by the Corporation with all of its directors and its executive officers are based on the provisions of the General Corporation Law of the State of Delaware, which are contained primarily in Section 145 of the General Corporation Law of the State of Delaware, but are intended to provide broader indemnification than that which is specifically provided by Section 145. The indemnification agreements provide generally that the Corporation will to the fullest extent permitted by applicable law indemnify the director or executive officer against expenses arising from any event or occurrence, either prior to or after the time the indemnification agreement is executed, related to the fact that such person is or was serving as a director or executive officer of the Corporation (or of another entity at the Corporation's request).

         The Corporation currently has directors and officers liability insurance policies (the "Policies") in place with National Union Fire Insurance Company of Pittsburgh and Lloyds of London. The Policies are "claims made" policies with a $25,000,000 aggregate coverage amount. However, the Board of Directors believes that it serves the Corporation's best interest to supplement this coverage or any coverage which the Corporation may maintain in the future by agreeing by contract to indemnify directors and executive officers to the fullest extent permitted under applicable law.

         Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transactions from which the director derived an improper personal benefit. Article Eleventh of the Corporation's Certificate of Incorporation contains such a provision.

         Item 7. Exemption from Registration Claimed.
         ------  -----------------------------------

         Not applicable.

         Item 8. Exhibits.
         ------  --------

         4 Form of Non-Qualified Stock Option Agreement and form of amendment thereto.

         5        Opinion of Proskauer Rose LLP.

         23.1     Consent of Ernst & Young LLP, Greenville South Carolina.

         23.2     Consent of Ernst & Young LLP, New York, New York.

         23.3     Consent of BDO Stoy Hayward, London, England.

         23.4     Consent of Proskauer Rose LLP (included in Exhibit 5).

         24       Power of Attorney.

         Item 9. Undertakings.
         ------  ------------

         (a)      The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflect in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 30th day of September, 1999.

                                        INSIGNIA FINANCIAL GROUP, INC.

                                        By:  /s/ Andrew L. Farkas
                                           -------------------------------------
                                                 Andrew L. Farkas
                                                 Chairman and
                                                 Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signatures                                  Title                                                Date
----------                                  -----                                                ----


 /s/ Andrew L. Farkas                       Chief Executive Officer and Director                 September
30, 1999
------------------------------------        (Principal Executive Officer)
Andrew L. Farkas


 /s/ James A. Aston                         Chief Financial Officer
------------------------------------        (Principal Financial and                             September 30, 1999
James A. Aston                               Accounting Officer)


 /s/ Robert J. Denison                      Director
------------------------------------                                                             September 15, 1999
Robert J. Denison


 /s/ Robin L. Farkas                        Director                                             September 30, 1999
------------------------------------
Robin L. Farkas


 /s/ Andrew J.M. Huntley                    Director                                             September 21, 1999
------------------------------------
Andrew J.M. Huntley


 /s/ Robert G. Koen                         Director                                             September 30, 1999
------------------------------------
Robert G. Koen


 /s/ Stephen B. Siegel                      Director                                             September 30, 1999
------------------------------------
Stephen B. Siegel


 /s/ H. Strauss Zelnick                     Director                                             September 30, 1999
------------------------------------
H. Strauss Zelnick


                                  EXHIBIT INDEX



Number                     Title of Exhibit
------                     ----------------


4 Form of Non-Qualified Stock Option Agreement and form of amendment thereto.

5        Opinion of Proskauer Rose LLP.

23.1     Consent of Ernst & Young LLP, Greenville South Carolina.

23.2     Consent of Ernst & Young LLP, New York, New York.

23.3     Consent of BDO Stoy Hayward, London, England.

23.4     Consent of Proskauer Rose LLP (included in Exhibit 5).

24       Power of Attorney.


     [TYPE]                   EX-4
     [DESCRIPTION]            Instruments Defining Rights of Security Holders


                                                                       Exhibit 4

                         EDWARD S. GORDON COMPANY, INC.
                                 200 Park Avenue
                            New York, New York 10166



                                                               December 15, 1994





                 Re: Option and Deferred Compensation Agreement
                     ------------------------------------------


Dear              :
     -------------

         This Agreement between you and Edward S. Gordon Company, Incorporated (the "Corporation") is effective as of January 1, 1994.

         1. Deferred Amount - In consideration of the services provided and to be provided by you to and on behalf of the Corporation and/or its affiliates, the Corporation hereby grants to you, in addition to your compensation and benefits otherwise provided by the Corporation and/or its affiliates, the right to receive deferred payments ("Deferred Amount") of an amount based on a "percentage" (as defined in subparagraph (b) of this paragraph 1) of the Corporation's cumulative "net operating profits and losses" for the Corporation's fiscal (calendar) year 1994 and each of the Corporation's fiscal years thereafter as described herein. With respect to each of such fiscal years, the Corporation will determine a "Deferred Amount" (which may be positive or negative) equal to the "percentage" (as defined in subparagraph (b) of this paragraph 1) of the Corporation's "net operating profit or loss" for such fiscal year.

            (a) Net Operating Profit or Loss - The term "net operating profit or loss" as used herein shall mean, for each of the Corporation's fiscal years or portion thereof beginning January 1, 1994, the sum of (i) the net profit or loss, determined in accordance with generally accepted accounting principles (as in effect on January 1, 1994) consistently applied, before any deductions for the amount paid and/or credited to you under this Agreement and all amounts paid and/or credited to others under Similar Agreements (as defined in subparagraph
(d) of this paragraph 1), but after all other amounts paid and/or accrued by the Corporation to you and to other employees and independent contractors of the Corporation, and after provision for all income and other taxes for which the Corporation would be liable (if it were a "C corporation", within the meaning of the Internal Revenue Code of 1986, as amended ("Code")), and (ii) an amount equal to 55% of the Corporation's "S Income" (as defined in subparagraph (a) of paragraph 2 hereof), if positive, for such fiscal year. The Corporation shall cause its regular independent public accountants to determine its net operating profit or loss for each fiscal year on or before the 15th day of the ninth month after the end of such fiscal year.

            (b) Percentage - The term "percentage" as used herein shall be equal to a fraction, the numerator of which is the number of shares of stock of the Corporation ("Stock") which are subject to the vested and unvested portions of the Option (as that term is defined in paragraph 3 below), all determined as of the end of the fiscal year with respect to which the amount is being determined, and the denominator of which is the sum of all the Corporation's issued and outstanding Stock as of such date plus the total number of shares of stock which are then subject to the vested and unvested portions of such Option and other options under any Similar Agreements as of the end of the fiscal year with respect to which the amount is being determined.

            (c) Event - The term "Event" as used herein shall mean a transfer of
(x) 50% or more of the then outstanding shares of the Stock, (y) a sale or disposition of all or substantially all of the Corporation's assets to any other corporation or entity 50% or more of the stock or voting power of which is not owned, directly and indirectly, after the transaction by persons who were stockholders of the Corporation immediately before such transaction, or (z) any merger, consolidation or any other business combination of the Corporation with or into any other corporation or entity, pursuant to which the stockholders of the Corporation immediately before such transaction do not own, directly or indirectly, immediately after such transaction, 50% or more of the voting power of the Corporation or the surviving or acquiring corporation or entity, as the case may be.

Notwithstanding anything to the contrary provided in this subparagraph (1)(c), the term "Event" shall not include any transfer (i) by will or intestate distribution or (ii) by gift or contribution or (iii) to an affiliated entity 50% or more of the equity ownership of which is owned by Edward S. Gordon or one or more members of his family, or (iv) by Edward S. Gordon and/or one or more members of his family or the Corporation (at a time when he and/or members of his family own 50% or more of the then outstanding shares of the stock of the Corporation) to one or more employees of and/or independent contractors who are engaged by the Corporation or to an entity 50% or more of the equity ownership of which is owned by one or more employees or such independent contractors of the Corporation.

            (d) Similar Agreements - The term "Similar Agreements" as used herein shall mean any agreements between the Corporation and individuals who have provided or are expected to provide services to the Corporation or any of its affiliates under the terms of which the Corporation has granted or will grant options to purchase stock and/or rights to deferred profit- based payments.

         2. Current Payments.

            (a) Actual Distributions to Shareholders - Subject to the provisions of paragraph 4, the payment of the Deferred Amounts shall be made to you only if there are distributions made to any stockholders of the Corporation with respect to any of its stock during a fiscal year, provided that such payment shall be made with respect to any such fiscal year only if the sum of such distributions to stockholders made by the Corporation (during such fiscal year and the immediately preceding fiscal year) exceeds 55% of the Corporation's "S Income" for such fiscal years. The term "S Income" as used herein shall mean, with respect to any fiscal year, the sum of the Corporation's ordinary income or loss from trade or business activities and its separately stated items of income and gain passed through to its stockholders, less the separately stated deductions and losses, passed through to its stockholders under Subchapter S of the Code for such fiscal year, as shown on its federal income tax return (Form 1120S) for such year, after all deductions shown on such return, including any deductions for amounts paid to you under this Agreement and to others under Similar Agreements and after deductions for all other amounts paid by the Corporation to you and to other employees and independent contractors of the Corporation.

            (b) Amount of Current Payment.

                (i) General Rule - If subparagraph (a) of this paragraph 2 requires a payment to you, the Corporation shall pay to you an amount ("Current Payment"), on a per share basis, equal to the excess of (A) that amount which you would have received if you had owned the shares of Stock subject to the vested portions of your Option immediately prior to each such distribution, over (B) 55% of the quotient of (I) the S Income, divided by (II) the number of outstanding shares with respect to which such distributions were made. For example, if the S Income were $100,000 and the Corporation made aggregate distributions during the fiscal year and the immediately preceding fiscal year of $55,000 with respect to 1,000 outstanding shares, the actual per share distribution to stockholders would be $55. In this situation, your Current Payment would be zero since the per share amount actually distributed to shareholders would be $55, and 55% of the quotient of the S Income divided by the number of outstanding shares with respect to which distributions were made would be $55 (i.e., 55% if 100,000/1,000). On the other hand, if the S Income were $100,000 and the Corporation's aggregate distributions during the taxable year and the immediately preceding fiscal year were $75,000 with respect to 1,000 outstanding shares, your Current Payment per share would be $20, since the actual per share distribution to stockholders would be $75 and 55% of the quotient of the S Income ($100,000) divided by the 1,000 outstanding shares with respect to such distributions were made (1,000) would be $55. Notwithstanding anything to the contrary provided in this paragraph 2, S Income or distributions reflected in the determination of a positive Current Payment for any fiscal year shall not be reflected in the determination of a positive Current Payment for any subsequent fiscal year. The Corporation shall make the Current Payment on or before the end of the ninth month after the end of the fiscal year with respect to which the determination is made.

                (ii) Limit on Current Payment; Accumulated Deferred Amount - Notwithstanding the foregoing provisions of this paragraph 2, the Current Payment with respect to any fiscal year shall not exceed the "Accumulated Deferred Amount" at the end of such fiscal year. The "Accumulated Deferred Amount", at any time, is the excess of (a) the sum of the vested and nonvested positive Deferred Amounts (including the positive Deferred Amount for the fiscal year with respect to which the determination is being made), over (b) the total of (i) the sum of the vested and nonvested negative Deferred Amounts (including the negative Deferred Amount for the fiscal year with respect to which the determination is being made) and (ii) the sum of the Current Payments made before such time.

         3. Option.

            (a) Number of Shares Subject to Option.

                (i) The Corporation has granted to you (on the date(s) shown on Schedule A hereto) the option(s) to purchase the number of shares of Stock (also shown on Schedule A).

                (ii) The option(s) are sometimes referred to in this Agreement as "Option" and such reference shall be to any one or more such options (to the extent each such Option is then effective), as the context requires.

         (b) Exercise Period; Exercise Procedure - The Option may be exercised only (i) within 5 business days prior to the consummation of the first Event (and only the first Event) which occurs during the term of this Agreement ("Exercise Period"), (ii) to the extent that the Corporation elects not to exercise its right (provided in the fourth sentence of this subparagraph (b)) to prohibit your exercise, by giving you the written notice provided for in that sentence prior to the commencement of the Exercise Period, (iii) subject to the Event being consummated, and (iv) if you are employed or engaged by the Corporation, its successor or an affiliate at any time within 30 days prior to the consummation of the Event. The Option may be exercised during the Exercise Period by giving written notice, hand-delivered or mailed first class, certified mail, return receipt requested, to the Corporation at its address referred to above, with a copy to Edward S. Gordon, whose current address is 200 Park Avenue, New York, New York 10166. The Option (to the extent each is effective) may be exercised only for all the shares subject to all such Options. Notwithstanding anything to the contrary provided in this paragraph 3, the Corporation shall have the right to prohibit your exercise of the Option in whole or in part, by giving written notice, hand-delivered or mailed first class, certified mail return receipt requested, to you at your address referred to above. In such event, it shall pay to you, with respect to the shares of Stock which you shall have been thus prohibited from buying, an amount equal to the excess of (x) the fair market value of the consideration which you would have received with respect to such shares upon the consummation of the Event, over (y) the exercise price of the Option with respect to those shares. The Corporation shall have the right to reduce such amount by the amount of any negative Affiliate Termination Amount (as defined in subparagraph 4(d)(iii) hereof), and any Indebtedness (as defined in subparagraph 4(d)(iv) hereof), and any indebtedness you may owe to any of the Corporation's affiliate(s). The Corporation shall have the further right to pay you such amount in cash or in the form of consideration which you would have received with respect to those shares upon the consummation of the Event. The Corporation shall pay you such amount within 30 days after the consummation of the Event.

                (c) Vesting - Upon the occurrence of an Event, the Option shall be deemed to be fully vested. Solely for purposes of determining the Termination Amount under paragraph 4 hereof, the Option shall vest at the rate of 20% of the shares subject to the Option on each of the first, second, third, fourth and fifth anniversaries of the effective date of such Option.

                (d) Exercise Price - The exercise price ("Exercise Price") of each Option shall be the sum of (A) the original exercise price of each Option (as shown on Schedule A hereto), and (B) the Accumulated Deferred Amount with respect to the shares subject to each Option as of the end of the last fiscal year which shall have ended before the date of the exercise.

            (e) Payment of Exercise Price - Any notice given to the Corporation pursuant to the terms of this paragraph 3 for the purpose of the exercise of the Option shall be effective only if accompanied by payment in full of the Exercise Price for the shares of Stock with respect to which the Option is exercised. The Accumulated Deferred Amount then owing to you (determined after subtracting all Current Payments made to you theretofore, but without regard to "net operating profit or loss" or the taxable year in which you exercise the Option) shall be applied toward the Exercise Price. To the extent that payment of the Exercise Price is made by application of the Accumulated Deferred Amount, the Accumulated Deferred Amount shall be reduced by an amount equal to that so applied.

            (f) Issuance of Stock and Conditions Therefor - Subject to the provisions of subparagraph (b) of this paragraph 3, upon receipt by the Corporation of notice of exercise of the Option, together with payment therefor as provided above, the Corporation (or its successor, as the case may be) shall cause a certificate for the number of shares of Stock with respect to which the Option is exercised (or shares of stock or evidence of other ownership interest of the successor, as the case may be) to be issued in your name; provided, however, that no shares of Stock (or evidence of other ownership interest) shall be issued upon any exercise of the Option until (i) the Corporation (or its successor, as the case may be) and you have complied with all laws, rules and regulations which the Corporation's regular counsel and/or any governmental agency have jurisdiction over the matter may deem applicable, and (ii) you comply with any requirement of the Event which is applicable after the Event (including, but not limited to, the execution of a stockholders agreement, noncompete agreement, employment agreement, etc.). In addition, upon the exercise of the Option, you will grant to Edward S. Gordon (or the successor to his Shares who owns the greatest number of Shares immediately before the Event), if he so requests, an irrevocable proxy for the maximum length of time legally permissible with respect to any shares of Stock you acquire as a consequence of the Event, as well as any shares of Stock you may thereafter acquire by way of stock dividend, stock split or combination of shares of stock or otherwise. Your failure (x) to comply with all laws, rules and regulations, which the Corporation's regular counsel and/or any governmental agency shall have prescribed in connection with the Event, (y) to comply with any requirement of the Event within its time limits, or (z) to grant promptly such irrevocable proxy will nullify your exercise of the Option and cause you to lose your rights thereunder, but not your rights under the terms hereof to receive payments of your Deferred Amounts which shall have accrued to the effective date of the Event.

            (g) Adjustments in Number of Shares Subject to Option - If there is any stock dividend, stock split, or combination of shares of Stock prior to the exercise of the Option, the number of shares of Stock then subject to the Option shall be proportionately and appropriately adjusted; no change shall be made in the aggregate purchase price to be paid for all shares of Stock subject to this Option, but the aggregate purchase price shall be allocated among all shares of Stock subject to the Option after giving effect to such adjustment.

         If there is any other change in the Stock, including recapitalization, reorganization, exchange of shares of Stock, offering of subscription rights, or a merger or consolidation in which the Corporation is the surviving corporation, an adjustment shall be made in the shares of Stock then subject to the Option and/or the Exercise Price as and if the Board of Directors may deem equitable. Failure of the Board of Directors to provide for an adjustment pursuant to this subparagraph prior to the effective date of any corporate action referred to herein shall be conclusive evidence that no adjustment is required in consequence of such action. Nothing herein shall require any adjustment of your Option because of the grant by the Corporation of additional options under Similar Agreements.

            (h) No Rights as Stockholder until Exercise - You shall have no rights as a stockholder of the Corporation, including, without limitation, voting and dividend rights, unless and until and to the extent of the exercise of the Option in accordance with the terms provided in this Agreement and upon the consummation of the Event, including, but not limited to, the proxy requirement set forth in subparagraph
(f) of this paragraph 3.

                (i) Nontransferability of Option - The Option and all rights granted in connection therewith shall be exercisable only by you, and such Option and rights (including the right to receive shares upon the consummation of the Event) shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. No transfer, assignment, pledge, hypothecation or other disposition of the Option or of such rights contrary to the provisions of this Agreement shall be valid, and, immediately prior thereto or upon the levy or any attachment or similar process upon the Option or such rights, the Option and such rights shall immediately become null and void.

         4. Payments on termination of Employment/Engagement.

            (a) Termination of Option - Upon the voluntary or involuntary termination of your employment/engagement with the Corporation, its successor or affiliate (including by reason of death or disability, your terminating your employment/engagement or the Corporation's terminating your employment/engagement, with or without cause) at a time when the Option has not been fully exercised, the Option shall terminate and the Corporation shall pay to you (or your personal representative) the amount set forth in subparagraph (b) of this paragraph 4, except that if such termination shall occur within 30 days prior to an Event and you (or your personal representative) exercise the Option and comply with the requirements set forth in paragraph 3 hereof, this paragraph 4 shall not apply.

            (b) Termination Amount - The amount to be paid to you pursuant to this subparagraph (b) (the "Termination Amount") shall be an amount equal to the vested portion of your Accumulated Deferred Amount as of the Valuation Date.

         The "Valuation Date" shall mean the last day of the Corporation's fiscal year immediately preceding the Corporation's fiscal year in which occurs the termination of your employment/engagement.

            (c) Accountants' Determinations - The Corporation shall cause its regular independent public accountants to deliver a report, as soon as practicable after (but no later than the six months anniversary of) the termination of your employment/engagement, setting forth the amount of the vested portion of your Accumulated Deferred Amount as of the Valuation Date. The determination of such accountants of such vested portion of your Accumulated Deferred Amount (as required in subparagraph (b) of this paragraph 4) and the report required by this subparagraph (c) shall be binding and conclusive on all parties to this Agreement. In the event that you or your personal representative shall initiate legal action as to the accountants' determinations or report, the amount stated in subparagraph (b)(i) of this paragraph 4 shall be reduced form 100% to 60% for purposes of determining the Termination Amount (if you or he are not the prevailing party in such action), and you or your personal representative, as the case may be, shall bear 100% of your or his legal fees and all costs incurred by the Corporation in such action, including the Corporation's legal fees, if you or he are not the prevailing party in such action.

            (d) Payment Terms

                (i) Downpayment - Subject to subparagraph (d)(v) of this paragraph 4, not later than 30 days after delivery of the accountants' report referred to in the first sentence of subparagraph (c) of this paragraph 4 (except that if the Termination Amount is being paid after your death, not earlier than 30 days after and not later than 60 days after the appointment of your personal representative, if later than the delivery of such report), the Corporation shall pay to you or your personal representative an amount (the "Downpayment") equal to 25% of your Termination Amount, if positive, in cash or by check. If the Termination Amount is paid after your death, your personal representative shall deliver appropriate estate tax waivers, letters testamentary and any other appropriate documents as may be reasonably requested by the Corporation.

                (ii) Balance of Termination Amount - Subject to subparagraph
(d)(v) of this paragraph 4, the balance, if any, of your Termination Amount shall be payable in 8 equal quarter- annual installments commencing on January 15 of the calendar year immediately following the calendar year in which the Downpayment is made, together with interest on such unpaid principal balance, payable quarterly, at the rate of 6.5% per annum but not less than the minimum rate permitted without incurring imputed interest or original issue discount under the Code. The obligation of the Corporation pursuant to this subparagraph
(ii) may be prepaid in whole or in part, at any time or from time to time, without penalty or premium. Payment of the balance due pursuant to this subparagraph (ii) may be accelerated by you or your personal representative in the event there is a material default of payment of any installment of principal or interest and the material default continues for a period of fifteen days after written notice to the Corporation.

                (iii) Agreements with and Indebtedness to Affiliates - If, at any time while this Agreement is in effect, there are one or more agreement(s) between you and one or more of the Corporation's affiliates under the terms of which such affiliate(s) have granted or will grant to you options to purchase stock and/or rights to deferred profit-based payments ("Affiliate Agreement"), in the case of a termination of your employment/engagement to which paragraph 4 of this Agreement or a provision similar to such paragraph of the Affiliate Agreement applies, if the Termination Amount under this Agreement is positive and the amount ("Affiliate Termination Amount") in the Affiliate Agreement which corresponds to the Termination Amount is negative, or vice versa, the negative amount shall be applied to reduce the positive amounts payable under subparagraphs (d)(i) and (ii), in that order, of Paragraph 4 of this Agreement (or the corresponding provisions of the Affiliate Agreement).

         In addition, if you have any indebtedness to the Corporation or any affiliate which cannot be offset against the purchase price as determined under the Affiliate Agreement, the Corporation (on behalf of the Affiliate Corporation) may collect such amount from you by reducing the amounts payable under subparagraph (d)(i) and (ii), in that order, of this Paragraph 4 (after reductions, if any, made pursuant to the immediately preceding paragraph of this subparagraph (iii).

                (iv) Reduction for your Indebtedness to Corporation - If at the date on which the Downpayment is to be made, you owe any amount to the Corporation ("Indebtedness"), the Corporation shall offset the amount of the Indebtedness against the amount to be paid pursuant to subparagraph (d)(i) of this paragraph 4. If the amount of the Indebtedness exceeds the amount payable pursuant to that subparagraph, the balance of the Indebtedness shall be offset next against any amounts to be paid pursuant to subparagraph (d)(ii) of this paragraph 4. If there remains a balance after the foregoing offsets are made, you shall pay such excess to the Corporation not later than thirty (30) days after the delivery of the accountants' report referred to in the first sentence of subparagraph (c) of this paragraph 4.

                (v) Corporation's Rights to Defer Payment - Notwithstanding anything to the contrary provided in this paragraph 4, the Corporation shall have the right:

                (A) Claims against the Corporation - To defer payment of a portion (including all) of the amount due pursuant to subparagraph (d)(i) of this paragraph 4, up to your pro rata share (based on your percentage (as defined in subparagraph (b) of paragraph 1 hereof) of any actual or potential claim against or actual or potential liability (including reasonable legal, accounting and other relevant professional fees and costs) of the Corporation which claim or liability the Corporation determines could exceed $100,000 and is contingent, subject to dispute, or otherwise unresolved at the date of termination of your employment/engagement (except for claims or liabilities which are reflected in the determination of net operating profits or losses). If your pro rata share of such claim or liability exceeds the amount payable pursuant to subparagraph (d)(i) of this paragraph 4, the Corporation may also defer further the payment of that portion (including all) or the amount payable pursuant to subparagraph (d)(ii) of this paragraph 4 which it deems necessary to provide funding for your pro rata share of such claim or liability. The Corporation shall make payments of all amounts deferred hereunder (less the amounts which the Corporation deems necessary to provide funding for your pro rata share of such claim or liability, if its amount exceeds $100,000) at the latest of the date(s) which it determines to be the date(s) of (A) resolution of the amount of such claim or liability, (B) the reduction of such claim or liability to an amount less than $100,000, or (C) the original due dates of the amounts deferred. In addition, the Corporation shall pay interest on such amount, at the rate of 6.5% per annum but not less than the minimum rate permitted without incurring imputed interest or original issue discount under the Code, from the original due date(s) of such amount(s) to the date(s) of payment.

                (B) Amount for Receivables - If the Corporation has a receivable which has an outstanding balance (determined, for this purpose, without regard to applicable commissions and liabilities) of $500,000 or more on the Valuation Date, the Corporation shall have the right to defer the payment of that portion of the balance payable pursuant to subparagraph (b)(ii) of this paragraph 4 which is equal to the product of such balance and a fraction the numerator of which shall be the amount of such receivable on the Valuation Date and the denominator of which shall be the Corporation's gross assets as of such Valuation Date, as shown on the Corporation's balance sheet (prepared by its regular independent public accountants in accordance with generally accepted accounting principles consistently applied). The Corporation shall pay such deferred amount, based on the rate of collection of such receivable, quarter-annually as such receivable is collected by the Corporation.

                (C) Termination Amounts Payable to You and Others - If payments of Termination Amounts (including Downpayment(s)) shall at any time become due pursuant to this paragraph 4 and corresponding provisions of Similar Agreements with respect to your Option and those under Similar Agreements for Shares constituting 10% or more of the sum of (I) the then outstanding number of Shares, (II) the sum of Shares subject to options under then outstanding Similar Agreements pursuant to which no Termination Amounts are then due, and (III) the sum of the number of Shares subject to your Option and those under Similar Agreements pursuant to which Termination Amounts are then due, the Corporation shall have the right to defer the payments then due of your Termination Amount and those payable under Similar Agreements as described in the succeeding provisions of this subparagraph (d)(v)(C).

            The Corporation shall have the right to limit its aggregate payments of your Termination Amount and those under Similar Agreements in any fiscal year to an amount equal to 10% of the Corporation's "net operating profit or loss" (as defined in subparagraph (a) of paragraph 1 hereof) for such fiscal year, if positive. The Corporation shall have the right to limit the amounts so payable to you in such calendar year (after giving effect to the foregoing provisions of this subparagraph (d)) to the product of the Termination Amount otherwise payable to you in such calendar year times a fraction the numerator of which shall be such Termination Amount otherwise payable to you in such calendar year and the denominator of which shall be the sum of such numerator and the Termination Amounts otherwise payable to others under Similar Agreements in such calendar year. The Termination Amounts in excess of such limit shall be added to the Termination Amounts otherwise payable in the succeeding calendar year(s) with respect to which the Corporation shall have the right to apply the provisions of this subparagraph
(d)(v)(C). The Corporation shall pay interest on such deferred amounts, at the rate of 6.5% per annum but not less than the minimum rate permitted without incurring imputed interest or original issue discount under the Code, from the original due date(s) of such amount(s) to the date(s) of payment.

         5. NO RIGHTS TO CONTINUED EMPLOYMENT/ENGAGEMENT OR EQUITY
INTEREST -
NOTHING IN THIS AGREEMENT SHALL CONFER UPON YOU ANY RIGHT TO:

            (a) CONTINUE IN THE EMPLOY OF OR TO PROVIDE SERVICES TO THE CORPORATION OR ANY OF ITS AFFILIATES OR INTERFERE IN ANY WAY WITH THE RIGHT OF
THE CORPORATION OR ANY SUCH AFFILIATE TO TERMINATE YOUR
EMPLOYMENT/ENGAGEMENT AT
ANY TIME, IT BEING AGREED THAT YOUR EMPLOYMENT/ENGAGEMENT IS AT
WILL UNLESS
OTHERWISE PROVIDED IN A SEPARATE WRITTEN AGREEMENT.

            (b) PARTICIPATE IN OR BE ENTITLED TO ANY EQUITY OR OTHER INTEREST
IN
ANY AFFILIATE OF THE CORPORATION.

         6. Entire Understanding - This Agreement sets forth the entire understanding with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party except as expressly set forth herein.

         7. Amendments - This Agreement may be modified only by a writing signed by you and the Corporation and duly authorized as to the Corporation by a resolution of the Corporation's Board of Directors. This Agreement supersedes and cancels all prior agreements between the parties, whether written or oral, any stockholders agreements or any agreements in the nature of a "phantom" or "shadow" stock deferred compensation agreement, in effect on the date hereof, except for any agreement providing for your employment and compensation therefor, between you and the Corporation.

         8. Governing Law - This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

         9. Nonassignability of this Agreement - This Agreement shall not be assignable by you. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by your heirs and personal representatives and the successors and assigns of the Corporation.

         10. Confidentiality - You agree that the fact that this Agreement has been entered into and all of the provisions hereof are confidential information of the Corporation. You agree that same will be kept confidential by you at all times and will not be discussed or disclosed by you. You shall not make the provisions of this Agreement available for any purpose whatsoever, except as may be required by law, in which case, you shall notify the Corporation in advance of any such disclosure required by law and shall identify the law compelling such disclosure. You hereby agree to indemnity and hold the Corporation harmless from any and all claims, damages and expenses arising, or relating to, any breach of this provision. You also acknowledge that any breach, or threatened breach, of this provision will result in irreparable and continuing damage to the Corporation, for which there will be no adequate remedy at law. Therefore, you agree that, in the event of any breach, or threatened breach, the Corporation shall be entitled to injunctive relief, without showing or proving any actual damage to have been sustained, in addition to all other rights which it may have.

         11. Further Acts - You hereby agree that you shall, from time to time, take any and all actions and execute, acknowledge, and deliver any and all documents and instruments as the Corporation may reasonably request, in order to more fully perfect the rights, duties and obligations of the parties as set forth in this Agreement.

         12. Headings - The headings used in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or of any provisions thereof, or in any way affect this Agreement.

         13. Representation by Counsel - You acknowledge that prior to entering into this Agreement you have obtained for yourself independent advice of legal counsel, accountants, and tax advisors in connection with this Agreement, as you have deemed appropriate.

         If the foregoing arrangement is in accordance with our previous discussions and the provisions herein are agreeable to you, please indicate your agreement and acceptance of the terms hereof by signing your name at the foot of this letter where indicated and return the original executed copy of this letter to the Corporation

                                         EDWARD S. GORDON COMPANY, INC.

                                         By
                                             --------------------------


ACCEPTED BY AND AGREED TO:



--------------------------

Schedule A to Agreement, dated                                        , between
Edward S. Gordon Company, Inc. and




Date(s) of                          Number of         Original
Grant(s) of       Effective         shares to         Exercise Price
Option            Date(s)           Option            per share



                                                      $




                                    EDWARD S. GORDON COMPANY, INC.


                                    By
                                       ---------------------------

                                                                       EXHIBIT D
                                                                       ---------


                   [Albert B. Carson Company, Inc. Letterhead]
                                       or
                 [Albert B. Garson Company of New Jersey, Inc.]




                                                                          [Date]



[Name]
[Address]



Dear _________:

         Pursuant to Paragraph 7 of the amendment and restatement, effective January 1, 1994, of the Option and Deferred Compensation Agreement between you and [Edward S. Gordon Company Incorporated] [Edward S. Gordon Company of New Jersey, Inc.] (the "Corporation"), (the "1994 Amendment"), the parties hereto agree to amend the 1994 Amendment, effective as of May 1, 1996, as follows:

         1. Paragraph 3 of the 1994 Amendment is amended by adding the following new subparagraph (j) to the end thereof:

         "(j) Notwithstanding anything herein to the contrary, in the case of the occurrence of an Event, all or a portion of the Options granted to you hereunder may, subject to the consent of the Board of

[Name]
       , 1996
-------
Page [  ]



         Directors of the Corporation, be assumed or substituted by a corporation with whom the Corporation is merged or consolidated or which acquires all of the Corporation's shares of stock or all or substantially all of the assets of the Corporation (an "Acquiror") for an option to purchase shares of capital stock of such Acquiror or any subsidiary or parent of such Acquiror (each such assumed or substituted option shall be referred to as a "Substitute Option"). The terms, provisions and benefits of the Substitute Option shall be identical to the terms, provisions and benefits applicable to your Options on the date of substitution, except that (i) each Substitute Option shall provide for the purchase of shares of capital stock of such Acquiror (or any subsidiary or parent thereof) in lieu of the purchase of Stock, and (ii) the Exercise Period under subparagraph (b) of paragraph 3 of the 1994 Amendment for each Substitute Option shall be the 5-year period following consummation of the first Event in lieu of 5 business days prior to the consummation of the first Event."

         2. The first sentence of the second subparagraph of

Paragraph 3(g) of the 1994 Amendment is amended to read as

follows:

         "If there is any other change in the Stock including recapitalization, reorganization, exchange of shares of Stock, offering of subscription rights, or a merger or consolidation in which the Corporation is the surviving corporation or any sale of all or substantially all of the assets of the Corporation, an adjustment shall be made in the shares of Stock then subject to the Option and/or the Exercise Price as and if the Board of Directors may deem, in its sole discretion, equitable."

         3. Paragraph 4(a) of the 1994 Amendment is amended by adding the following language at the end thereof:

         "Notwithstanding the foregoing, following the assumption or substitution of an Option as provided in subparagraph (j) of paragraph 3 hereof, upon termination of your employment/engagement with the Corporation, its successor or

[Name]
      , 1996
------
Page [  ]



         affiliate, as described above, at a time when the Substitute Option has not been fully exercised, the Substitute Option shall remain exercisable for a period of 15 days following such termination or the remaining term of the Substitute Option, if earlier. Solely within this exercise period, you may exercise all or any portion of your Substitute Option by giving notice to the Corporation of the number of shares of stock relating to the Substitute Option which you elect to purchase, accompanied by payment in full of the applicable Exercise Price for the number of shares for which the Substitute Option is being exercised. Shares purchased pursuant to the exercise of the Substitute Option shall be paid for at the time of exercise as follows:

              (i) in cash or by check, bank draft or money order payable to the order of the Corporation;

              (ii) if the shares are traded on a national securities exchange, through the delivery of irrevocable instructions to a broker to deliver promptly to the Corporation an amount equal to the aggregate applicable exercise price; or

              (iii) on such other terms and conditions as may be acceptable to the Corporation and in accordance with applicable law.

              Notwithstanding anything herein to the contrary, the Corporation shall not be obligated to make payment as described in subparagraph (b) of this paragraph 4 or to make any other cash payment of any nature whatsoever from the effective date of the assumption or substitution of an Option."

[Name]
      , 1996
------
Page [  ]


         If the foregoing amendment to the 1994 Amendment is agreeable to you, please indicate your agreement and acceptance of the terms hereof by signing your name at the foot of this letter where indicated and return the original executed copy of this letter to the Corporation.

                               [EDWARD S. GORDON COMPANY
                                 INCORPORATED]

                                                 OR

                               [EDWARD S, GORDON COMPANY OF
                                 NEW JERSEY, INC.]


                               By:
                                   -------------------------------

ACCEPTED AND AGREED TO:


--------------------------------

                                                                       Exhibit 5

                        Letterhead of Proskauer Rose LLP


                                                    October 1, 1999


Insignia Financial Group, Inc.
200 Park Avenue
New York, New York  10166

Dear Sirs:

         We are acting as counsel to Insignia Financial Group, Inc. (f/k/a Insignia/ESG Holdings, Inc.), a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 105,686 shares (the "Shares") of common stock, par value $.01 per share, of the Company. The Shares are issuable by the Company upon exercise of certain non-qualified stock options (the "Options") assumed by the Company.

         We have examined originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments and certificates of public officials and of representatives of the Company, and have made such investigation of law and fact, as we have deemed appropriate for purposes of this opinion.

         Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and, upon issuance of the Shares in accordance with the terms of the Options, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                    Very truly yours,


                                                    /s/  Proskauer Rose LLP









                              EX-23.1
                   CONSENTS OF EXPERTS AND COUNSEL




                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-8) of Insignia Financial Group, Inc. (f/k/a Insignia/ESG Holdings, Inc.) pertaining to Non-Qualified Stock Options of our report dated March 5, 1999 with respect to the consolidated and combined financial statements of Insignia Financial Group, Inc. included in the Annual Report (Form 10- K) for the year ended December 31, 1998 filed with the Securities and Exchange Commission.

                                                        /s/  ERNST & YOUNG LLP


Greenville, South Carolina
September 28, 1999






                              EX-23.2
                              CONSENTS OF EXPERTS AND COUNSEL



                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


                  We consent to the incorporation by reference into the Registration Statement (Form S-8) of Insignia Financial Group, Inc. (f/k/a Insignia/ESG Holdings, Inc.) pertaining to Non-Qualified Stock Options of our report dated August 6, 1999 with respect to the financial statements of Douglas Elliman Brokerage for the years ended December 31, 1998 and 1997.



                                                     /s/ ERNST & YOUNG LLP


New York, New York
September 28, 1999






                              EX-23.3
                              CONSENTS OF EXPERTS AND COUNSEL



                                                                    EXHIBIT 23.3


                CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS AND
                               REGISTERED AUDITORS

         We hereby consent to the incorporation by reference in the Prospectus constituting a part of Insignia Financial Group, Inc.'s Registration Statement on Form S-8, of our report dated 18 May, 1999 relating to the financial statements of St. Quintin London Partnership Group and St. Quintin Manchester Partnership, respectively, as of and for the year ended August 31, 1998.


/s/BDO Stoy Hayward
Chartered Accountants and Registered Auditors
London, United Kingdom
September 29, 1999






                              EX-24
                              POWER OF ATTORNEY



                                                                      Exhibit 24

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Andrew L. Farkas and Adam B. Gilbert, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place, and stead, in any and all capacities, to sign a Registration Statement on Form S-8 of Insignia Financial Group, Inc., and any or all amendments (including post-effective amendments) thereto, relating to the offering of shares of its Common Stock, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.



 /s/ Andrew L. Farkas                                /s/ Robert G. Koen
---------------------------                         ----------------------------
Andrew L. Farkas                                    Robert G. Koen


 /s/ Robin L. Farkas                                 /s/ Stephen B. Siegel
---------------------------                         ----------------------------
Robin L. Farkas                                     Stephen B. Siegel


 /s/ Robert J. Denison                               /s/ H. Strauss Zelnick
---------------------------                         ----------------------------
Robert J. Denison                                   H. Strauss Zelnick


 /s/ Andrew J.M. Huntley
---------------------------
Andrew J.M. Huntley